Exhibit 5a

October 15, 2010

VIA E-MAIL AND HAND DELIVERY

The Board of Directors
Twin Disc, Incorporated
1328 Racine Street
Racine, WI  53403

Gentlemen:

This firm is counsel for Twin Disc, Incorporated (the “Company”), which is the registrant in a Registration Statement under the Securities Act of 1933 on Form S-8, dated October 15, 2010, relating to the registration of 500,000 shares of the Company's common stock, no par value per share ("Shares"), and related Preferred Stock Purchase Rights (“Rights”), to be offered and sold pursuant to the Twin Disc, Incorporated – The Accelerator 401(k) Savings Plan (“Plan”).  The terms of the Rights issuable under the Plan are as set forth in the Rights Agreement, dated as of December 20, 2007, by and between the Company and Mellon Investor Services, LLC, as Rights Agent (“Rights Agreement”).

As counsel, we are familiar with the actions taken by the Company in connection with the authorization of the Shares.  We have examined such records and other documents as we have deemed necessary for the opinions hereinafter expressed.  In examining such records and documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that:

1.
The Shares described in the Registration Statement, will be, when sold, legally issued by the Company, fully paid and non-assessable, subject to the personal liability that may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

2.	The Rights to be issued with the Common Stock when issued pursuant to the terms of the Rights Agreement will be validly issued.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ von BRIESEN & ROPER, s.c.

21906384_1.DOC